THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

Original Issue Date:	______ ___, 2017
Principal Amount:	$_______
Purchase Price	$_______
No.:	_______

SENIOR CONVERTIBLE NOTE

FOR VALUE RECEIVED, PetroTerra Corp., a Nevada corporation (the “Company”) hereby promises to pay to _____________ (the “Holder”) or its registered assigns, designees or successors in interest, the amount set out above as the Principal Amount (as reduced pursuant to any prepayment, conversion or otherwise, in any case, in accordance with the terms hereof) (the “Principal”) when due, whether upon (as reduced pursuant the Maturity Date (as defined below)), acceleration, conversion, or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date or the applicable funding date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or any acceleration, conversion, or otherwise (in each case in accordance with the terms hereof).

The following terms shall apply to this Note:

Article I

INTEREST RATE; MATURITY DATE

For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement, dated as of April 25, 2017 (the “Purchase Agreement”), between the Company and the Holder, and (b) the terms set forth in Section 4.10 shall have the meanings set forth therein.

1.1       Funding. The Company hereby acknowledges receipt of the funding (the “Funding”) in the sum of ______________ ($________).

1.2       Interest Rate. Interest payable on the outstanding Principal shall accrue at a rate per annum equal to twelve percent (12%) (as such interest rate may be increased from time to time in accordance with the terms of this Note hereof, the “Interest Rate”). Interest shall be (i) calculated on the basis of a 360-day year, and (ii) payable monthly, in arrears, commencing on the first business day of second calendar month following the date hereof and each consecutive calendar month thereafter through and including the applicable Maturity Date, and on such Maturity Date, whether by acceleration or otherwise.

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1.3       Prepayment. The Company shall have the right on ten (10) days’ written notice to the Holder to prepay (the “Payment Dates”) the entire outstanding balance due and owing under this Note (in whole and not in part) at any time, provided that simultaneously with the making of such prepayment the Company shall pay to the Holder a prepayment fee in an amount equal to one hundred fifteen percent (115%) of the aggregate outstanding balance, inclusive of all accrued and unpaid interest due and owing under this Note to be prepaid at such time and any other unpaid charges due hereunder.

1.4       Interest Rate Payments. The Interest Rate shall be calculated on the last business day of each calendar month hereafter until the Maturity Date and shall be subject to adjustment as set forth herein.

1.5       Maturity Date. The maturity date shall occur one (1) year after the date of the Funding (the “Maturity Date”) or sooner by reason of an Event of Default or required payment in accordance with the terms of this Note.

1.6       Method of Payment. Except as otherwise provided hereunder, the Company shall make all payments under this note not later than 5:00p.m., New York City time, on the date when due, in lawful money of the United States of America and in same day funds.

Article II
CONVERSION

2.1       Conversion.

(a)       Subject to the provisions of Section 2.8, at any time or times on or after the Issuance Date, the Holder shall be entitled to convert all or any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 2.4, at the Conversion Rate (as defined below). The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)       The number of shares of Common Stock issuable upon conversion of any Conversion Amount (such number of shares, the “Conversion Shares”) pursuant to Section 2.1(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(c)       “Conversion Amount” means the sum of (i) the portion of the Principal to be converted or otherwise with respect to which this determination is being made, (ii) accrued and unpaid Interest with respect to such Principal, and (iii) accrued and unpaid charges with respect to such Principal and Interest.

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(d)       “Conversion Price” means, as of any Conversion Date (as defined below), the 65% of the lowest VWAP for the previous 10 Trading Days immediately preceding the Conversion.

2.2       Fractional Shares. No fractional shares of Company’s capital stock will be issued upon conversion of this Note. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

2.3       Procedure. In order to convert this Note as provided in this Article II, the Holder shall (i) notify the Company, in writing, as to the portion (principal and associated interest and charges) of this Note to be converted (the “Conversion Notice”), and (ii) surrender the original executed Note at the principal offices of Company. The applicable portion of this Note will be deemed converted on the date of the Company receives a notice of exercise in writing from the Holder. In the event that the Holder only exercises a portion of this Note, the Company shall issue a replacement note for the remaining principal amount to the Holder, having the same terms and conditions as this Note and dated the same date as this Note. The Company shall deliver the applicable number of Conversion Shares issuable pursuant to such Conversion Notice and any replacement note within five (5) business days of receiving the Conversion Notice.

2.4       Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile or email as soon as possible, but in no event later than five (5) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day thereafter submit via facsimile or email the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations; provided, that if a majority in principal amount of the holders of Notes then outstanding disagree with such determination, such number of shares shall be determined by a nationally recognized independent investment banking firm selected by such holders, and reasonably acceptable to the Board of Directors of the Company; provided, further, that the determination of such investment banking firm shall be binding upon the parties hereto and the cost thereof shall be borne by the party losing the dispute. The reasonable expenses of such accountant in making such determination shall be paid by the party losing the dispute. The period of time in which the Company is required to effect conversions or redemptions under this Note shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 2.4.

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2.5       Rights Under the Note, Termination of Other Rights; Rights as an Investor. This Note does not entitle Holder to any voting rights or other rights as a stockholder in the Company, unless and until (and only to the extent that) this Note is actually converted into shares of the Company’s capital stock in accordance with its terms. In the absence of conversion of this Note into Conversion Shares, no provisions of this Note, and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose. Except for the right to obtain certificates representing the Conversion Shares and to obtain payment of interest and other fees which are not converted into Conversion Shares, all rights with respect to the portion of outstanding principal and accrued but unpaid interest under this Note that is converted shall terminate upon the effective conversion of that portion of such accrued but unpaid principal and interest. Upon conversion of all or any portion of the outstanding principal and accrued but unpaid interest hereunder, Holder shall be entitled to the rights and be subject to all of the obligations of the investors in the Conversion Shares.

2.6       Reservation of Shares. The Company shall at all times reserve three times the aggregate number of shares for issuance and/or delivery upon conversion of the this Note of such number of Conversion Shares as shall be required for issuance and delivery upon conversion of this Note in full, using the formula provided in Section 2.1.

2.7       Anti-Dilution Provisions. In case the Company shall after the date hereof (i) declares a dividend or make a distribution on its outstanding shares of Common Stock in shares of capital stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Notwithstanding the foregoing, in no event shall the Conversion Price be less than the par value of the Conversion Shares. Adjustment pursuant to this Section shall be made successively whenever any event listed above shall occur.

2.8       Limitations on Conversions. Notwithstanding anything to the contrary set forth in this Note, at no time may the Company issue to the Holder shares of Common Stock if the number of shares of Common Stock to be issued pursuant to such issuance would exceed, when aggregated with all other shares of Common Stock beneficially owned by the Holder at such time (as determined in accordance with Section 13(d) of the 1934 Act (as defined in the Securities Purchase Agreement) and the rules thereunder, including without limitation, shares of Common Stock that would be aggregated with the Holder’s beneficial ownership for purpose of determining a group under Section 13(d) of the 1934 Act), the number of shares of Common Stock that would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder, including without limitation, shares of Common Stock that would be aggregated with the Holder’s beneficial ownership for purpose of determining a group under Section 13(d) of the 1934 Act) more than 4.9% (the “Maximum Percentage”) of the then issued and outstanding shares of Common Stock. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.9% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of the Notes. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. For any reason at any time, upon the written or oral request of the Holder, the Company shall within three (3) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Note.

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Article III
EVENTS OF DEFAULT

3.1       Events of Default. The occurrence of any of the following events set forth in this Section 4.1 shall constitute an event of default (“Event of Default”) hereunder:

(a)       Failure to Pay. The Company fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith when due, and such failure shall continue for a period of two (2) days following the date upon which any such payment was due;

(b)       Breach of Covenant. The Company materially breaches any term or provision of this Note and such breach, if subject to cure, continues for a period of five (5) days after notice thereof;

(c)       Breach of Representations and Warranties. Any representation, warranty or statement made or furnished by the Company in this Note or the Purchase Agreement shall at any time be false or misleading in any material respect;

(d)       Default Under Other Agreements. The receipt by the Company of notice of any default (or similar term) in the observance or performance of any other agreement or condition relating to any indebtedness or contingent obligation of the Company or any subsidiaries in excess of $25,000 or, in the case of indebtedness or contingent obligations not greater than $25,000, in excess of $50,000 in the aggregate (including, without limitation, subordinated debt) and subsequent failure on the part of the Company to cure such default within the period of grace (if any), the effect of which default is to cause, or permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such contingent obligation to cause, such indebtedness to become due prior to its stated maturity or such contingent obligation to become payable;

(e)       Material Adverse Effect. Any change or the occurrence of any event which could reasonably be expected to have a Material Adverse Effect;

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(f)       Bankruptcy. The Company or any of its Subsidiaries shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, without challenge within ten (10) days of the filing thereof, or failure to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(g)       Judgments. Attachments or levies in excess of $50,000 in the aggregate are made upon the Company or any subsidiary’s assets or a judgment is rendered against the Company’s property involving a liability of more than $50,000 which shall not have been vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof;

(h)       Insolvency. The Company or any of its Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

(i)       Change of Control. A Change of Control (as defined below) shall occur with respect to the Company, unless Holder shall have expressly consented to such Change of Control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Holder, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more on a fully diluted basis of the then outstanding voting equity interest of the Company (other than a “Person” or “group” that beneficially owns 50% or more of such outstanding voting equity interests of the Company on the date hereof), (ii) the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors on the date hereof (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment), (iii) there occurs a material change in the individuals holding the offices of chief executive officer, chief financial officer or treasurer of the Company or (iv) the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity;

(j)       Indictment; Proceedings. The indictment or threatened indictment of the Company or any of its Subsidiaries or any executive officer of the Company or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against the Company or any of its Subsidiaries or any executive officer of the Company or any of its Subsidiaries pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of the Company or any of its Subsidiaries;

(k)       Subordinated Debt. The Company or any of its Subsidiaries shall take or participate in any action which would be prohibited under the provisions of any subordination agreement governing any indebtedness for borrowed money of the Company or any subsidiaries which has been subordinated in right of payment to the obligations hereunder (“Subordinated Debt”) or make any payment on the Subordinated Debt to a person or entity that was not entitled to receive such payments under the provisions of any subordination agreement governing such Subordinated Debt.

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(l)       Payroll Taxes. The Company fails to pay to the appropriate governmental authority any payroll taxes on the date such payroll taxes are due and payable, except to the extent such failure to pay such taxes is being diligently contested in good faith by appropriate proceedings, adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP and the failure to make such payment does not give rise to a lien on any of the Company’s assets in favor of the applicable taxing authority.

(m)       Filing of Registration Statement. The Company fails to file the Registration Statement by the Filing Date.

3.2       Default Interest. Following the occurrence and during the continuance of an Event of Default, the Interest Rate shall accrue at a rate of one and one-half percent (1.5%) per month on this Convertible Note until paid in full (the “Default Interest Rate”).

3.3       Remedies. Upon and at any time after the occurrence of an Event of Default, at the option and upon the declaration of the Holder, this Note and all interest accrued hereon (including default interest) and all other amounts owing hereunder shall be immediately due and payable at the option of Holder, whereupon this Note and all such amounts shall be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company. Additionally, the Holder shall have the option to be redeemed at one hundred twenty-five percent (125%) of the outstanding balance of the Note due prior to the date of such Event of Default. The Holder shall have all rights and remedies available under this Note, the Purchase Agreement, and applicable law following the occurrence of an Event of Default.

3.4       Remedies for Failure to Cause the Registration to be Timely Declared Effective. In the event that the Company fails to cause the Registration Statement to be declared effective by the Commission by the Effectiveness Date, the Holder shall be entitled to accrue Interest due hereunder at the Default Interest Rate, following the Effectiveness Date and during the continuance of the Company’s failure to cause the Registration Statement to be declared effective by the Commission by the Effectiveness Date.

Article IV
MISCELLANEOUS

4.1       Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2       Notices. Any notice herein required or permitted to be given shall be given in writing in accordance with the terms of the Purchase Agreement.

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4.3       Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

4.4       Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. The Company may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

4.5       Cost of Collection. In case of the occurrence of an Event of Default under this Note, the Company shall pay the Holder the Holder’s reasonable costs of collection, including reasonable attorneys’ fees.

4.6       Governing Law, Jurisdiction and Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note or the Purchase Agreement (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note or the Purchase Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

4.7       Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

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4.8       Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

4.9       Construction; Counterparts. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other. This Note may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

4.10 Definitions.

“Eligible Market” means the Principal Market, The New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market.

“Principal Market” means the OTC BB or such other Eligible Market where the Common Stock is then listed or quoted.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 3:59:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink OTC Markets Inc.(formerly Pinks Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 20. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

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IN WITNESS WHEREOF, the Company has caused this Convertible Note to be signed in its name effective as of this ____ day of ______, 2017.

PETROTERRA CORP.

By:
	Name:	Steven Yariv
	Title:	Chief Executive Officer
WITNESS:

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